Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) dated as of August 20, 2008 to be effective August 25, 2008 by and among Tia IV, Inc., a Delaware corporation having its principal office at 7325 Oswego Road , Suite D, Liverpool, New York, 13090 (“Company ”), Mary Passalaqua, the sole and controlling shareholder of Company, having an office at 7325 Oswego Road, Suite D, Liverpool, New York, 13090 (“Shareholder ”), and Ralph Poretti, an individual residing at 364 Mosel Ave., Staten Island, NY 10304 , Jim McAlinden, an individual residing at 2237 Tudor House St., #106, Wesley Chapel, FL 33544 and Peter Ng, residing at 23 Mundy Ave., Staten Island, NY 10310 (“the Purchasers”).  Company, Shareholder and Purchasers are collectively referred to herein as Parties. Shareholder and Purchasers are referred herein collectively, after the Closing of this Agreement as (lower case) “shareholder”.

RECITALS

WHEREAS, the Shareholder currently owns all of the issued and outstanding equity interests of the Company, constituting One Million (1,000,000) common shares (“Shareholder Shares”); and

WHEREAS, Company is a reporting issuer (a “blank check company”) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”); and

WHEREAS, the Shareholder owns all of the Company’s issued and outstanding common stock and has entered into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements; and

WHEREAS, the Company wish to sell, to Purchasers and Purchasers wishes to acquire, Thirteen Million Five Hundred Thousand (13,500,000) shares of Company’s common stock, at a purchase price of $0.0001 par value per share (the “ Purchaser Shares ”), subject to and upon the terms and conditions hereinafter set forth herein (such purchase being herein referred to as the “ Purchase ”); and

WHEREAS, as a result of the consummation of the Purchase, the Shareholder will no longer control the business and/or corporate affairs of Company; and

WHEREAS, the Boards of Director of the Company deems it advisable and in the best interests of respectively, the Company and the Company, that the Purchase is affected pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
SECURITIES PURCHASE

1.1 Agreement to Purchase Securities. Subject to the terms and upon the conditions set forth herein, Company agrees to sell, assign, transfer and deliver to Purchasers, and Purchasers agree to purchase from Company, at the Closing, Thirteen Million Five Hundred Thousand common shares of Company (“Purchaser Shares”) for a Total Purchase price of One Thousand Three Hundred Fifty dollars and no/100 ($1,350.00) USD.

1.2 Closing. The closing of the Purchase (the “Closing”) shall take place by overnight delivery (to the office of Ralph Poretti, at 2571 Arthur Kill Rd., Staten Island, NY 10309) on such date as is promptly as practicable following satisfaction or waiver of the conditions set forth in Section 6.4 hereof, or on such other date or at such other time and place as may be agreed to by the Company and Purchaser (“ Closing Date ”).

1.3 Closing Deliveries.  At the Closing, the following deliveries shall be made:

(a) Documents.  The documents and information required under Section 6.4; and

(b) Purchaser Shares. Company shall issue to the Purchaser original certificates evidencing and representing 13,500,000 shares of Common Stock of Company (the “ Purchaser Shares ”) and deliver the Purchaser Share to the address in Section 1.2 hereinabove.

(c) Separation and Release Agreement.  Immediately after Closing, Purchaser shall deliver to Shareholder a duly executed Separation and Release Agreement substantially in the form of Exhibit 1.1 hereto.

(d) Separation Shares. Immediately after Closing, Purchaser, shall issue and deliver to the Shareholder One Million Five Hundred Thousand (1,500,000) shares of Company required under the Separation and Release Agreement under Exhibit 1.1

(e) Other Documents. The Company, Shareholder, and Purchaser shall each receive, in a form and substance reasonably satisfactory to it, all certificates and other documents, instruments and writings to evidence the transactions contemplated by this Agreement from any other party hereto as it may reasonably request.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

Purchaser, represents, warrants and covenants to Company with respect to himself that the following are correct and complete as of the date hereof, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case the Purchasers, warrant and covenant to Company that such representations and warranties were true, correct and complete with respect to such date or period:

2.1 Power and Authority. Purchaser has all requisite power and authority, or legal capacity, as the case may be, to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the “ Documents ”). Any action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of the Documents by the Purchaser has been taken and no further authorization is required to consummate the transactions provided for in the Documents. When executed and delivered by the Purchaser, the Documents shall constitute the valid and legally binding obligation of the Purchaser enforceable in accordance with their respective terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally. Purchaser is a natural person is over the age of 21, has not been declared incompetent, and has the right to execute, deliver and perform this Agreement and the other Documents contemplated herein without the consent or joinder of any other Person or Authority.

2.2 Investment and Related Representations.

(a) Securities Laws Compliance. The Purchaser is aware that neither the Purchaser Shares nor the offer or sale thereof to the Purchaser has been registered under the Securities Act, or under any state or foreign securities Laws. The Purchaser understands that the Purchaser Shares it will receive will be characterized as “restricted” securities under United States federal securities Laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser agrees that the Purchaser will not sell all or any portion of Purchaser Shares except pursuant to Regulations D or S under the Securities Act, pursuant to registration under the Securities Act or pursuant to an other available exemption from registration under the Securities Act. The Purchaser understands that each certificate for Purchaser Shares issued to the Purchaser shall bear a legend substantially as set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) OR ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS BEING MADE IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT OR IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS; AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

(b) Investment Representation. This Agreement is made with the Company’s reliance upon the Purchaser’s representation, which by the Purchaser’s execution of this Agreement hereby confirms, that the Purchaser Shares to be received by the Purchaser are being acquired pursuant to this Agreement for his own account, for investment, and not with a view to the resale or distribution thereof (i) such that the Purchaser would be considered an “underwriter” as such term is defined in the Securities Act, and (ii) unless pursuant to an effective registration statement or exemption under the Securities Act.

(c) No Public Solicitation. The Purchaser is acquiring the Purchaser Shares after private negotiation and has not been attracted to the acquisition of the Purchaser Shares by any press release, advertising, publication, or other general solicitation or through any directed selling efforts (as such term is defined in Regulation S promulgated under the Securities Act) made in the United States.

(d) Access to Information. The Purchaser acknowledges that the reports (collectively the “ SEC Reports ”) filed by Company with the SEC are publicly available, and that the Purchaser has reviewed the SEC Reports to the extent that the Purchaser deemed necessary and appropriate in making an investment decision hereunder.

(e) Investor Solicitation and Ability to Bear Risk to Loss . The Purchaser acknowledges the acquisition of the Purchaser Shares is a highly speculative investment, involving a high degree of risk and that he can bear the economic risk of investment in such securities without producing a material adverse change in Purchaser’s financial condition. The Purchaser otherwise has such knowledge and experience in financial or business matters that the Purchaser is capable of evaluating the merits and risks of the investment in the Purchaser Shares.

(f) U.S. Person Status. Purchaser is a U.S. resident and as such is considered a U. S. Person as that term is defined in the U. S. securities laws and regulations.

ARTICLE 3
JOINT REPRESENTATIONS AND WARRANTIES OF COMPANY and SHAREHOLDER

Shareholder and Company hereby jointly and severally represent and warrant to Purchaser that the following are correct and complete as of the date hereof, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case Company and Shareholder represent and warrant to the Purchaser that such representations and warranties were true, correct and complete with respect to such date or period:

3.1 Corporate Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing. Complete and correct copies of Company’s certificate of incorporation and bylaws have previously been made available to the Purchaser

3.2 Capitalization; Subsidiaries.

(a) Company is authorized by its Certificate of Incorporation to issue an aggregate of 260,000,000 shares of capital stock, of which 250,000,000 are shares of Common Stock, par value $.0001 per share and 10,000,000 are shares of Preferred Stock, par value $.0001 per share. Company has 1,000,000 shares of common stock issued and outstanding (the “ Shareholder Shares ”), all of which are owned of record by the Shareholder, and no other shares of any class or series of capital stock issued and outstanding. All of the Shareholder Shares have been duly authorized and are validly issued, fully paid and non-assessable and are without, and were not issued in violation of, preemptive rights.

(b) Company does not have any outstanding bonds, debentures, notes or other indebtedness which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) on any matter, or (ii) are or will become entitled to receive any payment in shares or equity as a result of the consummation of the transactions contemplated herein. Other than as above or as contemplated by this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Company, including any right of conversion or exchange under any security or other instrument.

(c) Company does not own, and has never owned, directly or indirectly, any equity interest in any other entity.

3.3 Authorization. Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. The Board of Directors of Company has taken all action required by Law, Company's certificate of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Company and is the valid and binding legal obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

3.4 Non-Contravention.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein will:

(a) violate any provision of the certificate of incorporation or bylaws of Company; or

(b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company is a party or by which Company or any of its properties or assets is or may be bound;

(c) result in the creation or imposition of any Encumbrance upon any property or assets of Company under any debt, obligation, contract, agreement or commitment to which Company is a party or by which Company or any of their respective assets or properties is or may be bound; or

(d) materially violate any Law of any Authority.

3.5 Consents and Approvals.  No Consent is required by any person or entity, including any Authority, in connection with the execution, delivery and performance of this Agreement by Company or the consummation of the transactions contemplated herein, other than any Consent which have been obtained or are required pursuant to this Agreement or applicable securities Laws.

3.6 Valid Issuance. The Purchaser Shares to be issued in connection with this Agreement have been duly authorized and, when issued and delivered and upon the delivery of the consideration therefore as provided in this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to any restrictions, except those under United States federal and state securities Laws.

3.7 SEC Filings; Financial Statements.

(a) All statements, reports, schedules, forms and other documents required to have been filed by Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act” ); and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements contained in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC); and (iii) fairly present, in all material respects, the financial position of Company as of the respective dates thereof and the results of operations of Company for the periods covered thereby. All adjustments considered necessary for a fair presentation of such financial statements have been included.

3.8 No Liabilities.  Company has no liabilities, obligations, or contingencies (whether absolute, accrued, or contingent) (each a “ Liability ” and collectively, “ Liabilities ”) except for (i) Liabilities expressly stated in the most recent balance sheet included in the SEC Reports or the notes thereto and (ii) Liabilities which do not exceed US$48,000.00 in the aggregate.

3.9 Assets.  The sole assets of Company are any cash in any bank account of Company. There are no Encumbrances on any assets of Company.

3.10 Real Property; Leases.  Company owns no real property and is not party to any lease or sublease for any real property or personal property.

3.11 Litigation. There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Company, threatened or contemplated by or against or involving Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

3.12 Contracts and Commitments; No Default.  Company is not a party to, nor are any of its assets bound by, any contract, oral or written (each, a“ Company Contract ”), that is not disclosed in the SEC Reports. None of the Company Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of Company or Shareholder, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

3.13 No Broker or Finder.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

3.14 Inter-company and Affiliate Transactions; Insider Interests. Except as disclosed in the SEC Reports, there are, and during the last three years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between Company, on the one hand, and any director, officer, employee, stockholder, or affiliate of Company, on the other hand, including loans, guarantees or pledges to, by or for Company or from, to, by or for any of such persons, that are currently in effect.

3.15 No Adverse Changes.  There has been no material adverse change in the business, financial condition, prospects, assets or operations of Company since July 31, 2008.

3.16 Compliance With Law; Permits and Other Operating Rights.  The assets, properties, business and operations of Company are and have been in compliance in all respects with all Laws applicable to Company's assets, properties, business and operations. Company possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Company from being able to continue to use such permits and operating rights. Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

3.17 Taxes. Company has duly filed when due all tax reports and returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. Company has not received any notice of any tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or executed or filed with any Authority any agreement now in effect extending the period for assessment or collection of any taxes against it.

3.18 Accuracy of Information. No representation or warranty made by Company or Shareholder in this Agreement or in any agreement or certificate furnished or to be furnished to the Purchaser at the Closing by or on behalf of Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

ARTICLE 4
SEPARATE REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder warrants and covenants to Purchaser as follows:

4.1 Power and Authority.  The Shareholder has all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the “ Documents ”). All action on the part of the Shareholder necessary for the authorization, execution, delivery and performance of the Documents by the Shareholder has been taken and no further authorization on the part of the Shareholder is required to consummate the transactions provided for in the Documents, except as set forth in Section 6.4. When executed and delivered by the Shareholder, the Documents shall constitute the valid and legally binding obligation of the Shareholder enforceable in accordance with their respective terms.

4.2. Ownership of and Title to Securities.  The Shareholder as of the date hereof is the record owner of all of the Shareholder Shares, which constitute one hundred (100%) of Company’s issued and outstanding securities. The Shareholder has good and marketable title to the Shareholder Shares which she owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances of any kind, except for any restrictions imposed by federal or state securities laws.

ARTICLE 5
COVENANTS OF THE COMPANY and COVENANTS of the PARTIES

5.1 Conduct of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Company shall conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of the Purchaser the Company shall not:

(a) amend its certificate of incorporation, articles of association, bylaws or memorandum of association, as the case may be;

(b) issue, reissue, sell, deliver, or pledge, or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities, or capital stock;

(c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(d) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, or alter any term of any of its outstanding securities;

(e) (i) increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) create or commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(f) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed US$48,000.00;

(g) make or enter into any commitment for capital expenditures which, individually or in the aggregate, exceed US$48,000.00;

(h) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

(i) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

(j) acquire any of the business or assets of any other person or entity;

(k) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

(l) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

(m) initiate, settle or compromise any suit, claim or dispute or threatened suit, claim or dispute;

(n) make any changes in accounting methods or policies or make any change in its auditors; or

(o) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

5.2 Full Access. Throughout the period prior to the Closing, Company shall afford to the Purchaser and his employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of Company in order that Purchaser may have full opportunity to make such investigations as Purchaser shall desire to make of the affairs of the disclosing party. Company shall furnish Purchaser such additional financial and operating data and other information as the Purchaser, from time to time, reasonably request, including access to the working papers of its independent certified public accountants; provided, however , that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

5.3 Confidentiality.  Each of the parties hereto agrees that it shall not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ( “Information ”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they shall not disclose, divulge, provide or make accessible (collectively, “ Disclose ”), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, sources of financing, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided , however , that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' agreement to comply with the provisions of this Section 5.3 with respect to such information. Notwithstanding the foregoing, the confidentiality obligations of this Section 5.3 will not apply after the Closing to any Information furnished to the Purchaser regarding Company or its business. The term “ Information ” does not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information if the Purchase does not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

5.4 Filings; Consents; Removal of Objections.  Subject to the terms and conditions herein provided, the parties hereto shall use their reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

5.5 Name & Address and RA and TA shall remain the same.   The Company shall take all actions necessary, including, but not limited to, obtaining shareholder consent, on or prior or within five (5) days after Closing to:

(a) The Company shall change its address to 2571 Arthur Kill Rd., Staten Island, NY 10309 on or prior to the Closing Date.

(b) the registered agent for Company shall remain.

(c) the Transfer Agent for Company shall remain.

5.6 Further Assurances; Cooperation; Notification.

(a) Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Company and without further consideration, the Company and Shareholder shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

(b) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 5.

5.7 Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed; provided , however , that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

5.8 Satisfaction of Conditions Precedent.  Each party shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

5.9 Delivery of Purchaser Shares.  Company covenants and undertakes, following the Closing pursuant to Article 1 of this Agreement, to cause the original certificates evidencing the Purchaser Shares to be delivered to the Purchaser.

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SHAREHOLDER

Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Shareholder to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by the Purchaser, of each of the following conditions:

6.1 Representations and Warranties True.  The representations and warranties of Company and Shareholder contained in this Agreement shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct at the Closing with respect to such date or period.

6.2 Performance.  Company and Shareholder shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by, respectively, Company and the Shareholder, at or prior to the Closing.

6.3 Required Approvals and Consents.

(a) All action required by law and otherwise to be taken by the directors and stockholders of Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

(b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, shall have been delivered, made or obtained, and the Company shall have received copies thereof.

(c) all Consents under all applicable Laws from all applicable Authorities in form and substance satisfactory to the Purchaser shall have been obtained and shall be in full force and effect.

6.4 Agreements and Documents.  The Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a copy of the written consent of the board of directors of Company, executed by all such directors, approving the transactions contemplated by this Agreement, including the issuance of the Purchaser Shares;

(b) a certified list of the record holders of capital stock of Company as of the most recent practicable date evidencing all of the shares of Company’s capital stock issued and outstanding;

(c) a certificate of good standing of Company from the State of Delaware and any other states where Company is qualified to do business, as of the most recent practicable date;

(d) written resignations of the officers and directors of Company, effective as of the Closing, and evidence that prior to their resignations, the pre-Closing directors of Company appointed to the board of directors of Company the persons designated by the Purchaser, to be effective as of the Closing;

(e) a copy of a written consent of the board of directors of Company regarding the change of the list of authorized banking signatories for all bank and depositary accounts of Company to persons nominated by the Company;

(f) all books and records of Company;

(g) the agreements and documents contemplated in Article 1 hereof;

(h) the corporate recordbook and corporate deal of Company; and

(i) the Edgar codes for SEC filings

6.5 Adverse Changes.  No Material Adverse Effect shall have occurred with respect to Company since July 31, 2008.

6.6 No Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Company’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

6.7 Legislation.  No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

6.8 Filings; Press Releases.  Company shall have made such filings and press releases, in form and substance satisfactory to the Company, as may be requested by the Purchaser to comply with any disclosure requirements under the U.S. securities regulations or other applicable Laws.

6.9 Appropriate Documentation. The Company shall have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, copies of all documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Purchaser may reasonably request.

6.10 Charter Documents.  The charter documents of Company shall be, or shall be amended to be, in form and substance, satisfactory to the Purchaser.

6.11 SEC Filings.  Company shall have prepared a Form 8-K and all other required filings with the SEC relating to the Closing and such filings shall be in form and substance satisfactory to the Purchaser and ready for filing. Company shall remain an Exchange Act reporting company and no action shall have been taken by Company or any Authority to terminate Company's Exchange Act registration of its common stock.

6.12 Resignation.  Each of the officers and directors of Company shall have tendered resignations in form and substance satisfactory to the Company, effective at the Closing, and such resignations shall not have been revoked or modified in any way.

ARTICLE 7
TERMINATION AND ABANDONMENT

7.1 Termination by Either the Company or Purchaser.  This Agreement may be terminated by either the Company or Purchaser at any time if there has been a breach by the other of any representation, warranty, or covenant which breach remains uncured for a period of 30 days following written notice thereof given in accordance with Section 8.6 hereof. This Agreement may be terminated at any time by the mutual consent of the Company and Purchaser. This Agreement shall automatically terminate if the Purchase has not been consummated by August 1, 2008. If this Agreement so terminates, all parties hereto shall be absolved from any claims or liabilities arising from and in connection with this Agreement.

7.2 Procedure and Effect of Termination. If this Agreement is terminated as provided herein:

(a) Each of the parties shall, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b) No party shall have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

(c) All filings, applications and other submissions made pursuant to the terms of this Agreement shall, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1 Survival of Representations, Warranties and Covenants.  All of the representations, warranties and covenants of the Company and the Shareholder in this Agreement in Articles 3, 4 and 5 or in any instrument delivered pursuant to this Agreement shall survive the Closing hereof.

8.2 Expenses. Company, Shareholder, and the Purchaser shall each bear their own costs and expenses relating to the transactions contemplated hereby, including fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

8.3 Amendment; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company, the Shareholder and the Purchaser; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

8.4 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Purchaser, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

 8.5 “Piggy-back” Registration Rights.  If at any time during the six-month period following the Closing Date there is not an effective registration statement (other than on Form S-4 or Form S-8, each as promulgated under the Securities Act) covering any of Company’s shares, the Shareholder may determine to prepare and file with the SEC a registration statement relating to an offering for her own account under the Securities Act of any of her equity securities, relating to Shareholder’s securities issued or to be issued in connection with this Agreement. Further any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then Company shall send to Shareholder written notice of such determination and, if within fifteen days after receipt of such notice, Shareholder shall so request in writing, and Company shall include in such registration statement all or any part of such the Shareholder Shares such holder requests to be registered. If, in connection with any underwritten offering for the account of Company the managing underwriter(s) thereof shall impose a limitation on the number of shares of Common Stock which may be included in the registration statement because, in such underwriter(s)' judgment, such limitation is necessary to effect an orderly public distribution of securities covered thereby, then Company shall be obligated to include in such registration statement only such limited portion of Shareholder Shares for which Shareholder has requested inclusion hereunder as such underwriter(s) shall permit. Other than this piggy-back registration obligation, nothing in this Agreement shall entitle any party hereto to any claim, cause of action, remedy or right of any kind with respect to the registration rights.

8.6 Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the date of transmission, if sent by facsimile, telecopy, telex or other similar telegraphic communications equipment; (iii) one business day after delivery to an overnight delivery courier service for next-business day delivery; or (iv) on the fifth business day following the date of mailing, if sent by registered mail, return receipt requested, postage prepaid, and in each case addressed to such party at the following address:

If to the Purchaser or, following the Closing, to Company, at:

To Purchasers:

Ralph Poretti
364 Mosel  Ave.
Staten Island, NY  10304
Phone: (917) 459-1021

Jim McAlinden
7027 Trysail Circle
Tampa, FL  33607
Phone: (813) 767-1411

Peter Ng
23 Mundy Ave.
Staten Island, NY 10310

To Company:

Tia IV, Inc.
482 Manor Road,
Staten Island, NY 10314

If to Company (prior to Closing) or Shareholder:

To Company:
7325 Oswego Road, Suite D
Liverpool, New York 13090
Tel: (315) 451-7515
Fax: (315) 451-3964

To Shareholder:

Mary Passalaqua
7325 Oswego Road, Suite D
Liverpool, New York 13090
Tel: (315) 451-7515
Fax: (315) 451-3964

8.7  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties. The Shareholder prior to the Closing shall be a third party beneficiary of this Agreement.

8.8 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed execution page(s) hereof to be physically delivered to the other party within five days of the execution hereof, provided that the failure to so deliver any manually executed execution page shall not affect the validity or enforceability of this Agreement.

 8.10 Headings.  The headings herein are inserted for convenience only and do not constitute a part of this Agreement. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

8.11 Entire Agreement.  This Agreement, and any schedules and exhibits hereto and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement.” There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement.

8.12 Indemnification Obligations in favor of the Purchaser.  From and after the Closing Date, the Shareholder shall reimburse, indemnify and hold harmless the Purchaser, (his heirs, executors, administrators, agents, successors and assigns is referred to herein as an “Indemnified Party ”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Indemnified Party, in respect of any breach of any representation, warranty, covenant, or other agreement made by the Company (prior to Closing) or the Shareholder.

8.13 Remedies and Injunctive Relief.  It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach b any other party of its covenants in Article 6 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation shall cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of Article 6 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

8.14 Definition of Material Adverse Effect.  “Material Adverse Effect ” with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of the party taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

8.15 Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by an Authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the Authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

8.16 Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

8.17 Governing Law.  The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of Orange, Florida for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JAN-13-2009 13:41 From: To:7188650931 P.1/1

The Company:
Tia IV Inc.

By: ______________________

Name: Mary Passalaqua
Title: President, Secretary and Sole Director

The Purchasers:

By: ______________________

Name: Ralph Porretti

By: ______________________

Name: Jim McAlinden

By: ______________________

Name: Peter Ng

The Shareholder:

____

Name: Mary Passalaqua

13

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